ARC Announces Quarterly Dividend

12/8/2022

SAN RAMON, CA / ACCESSWIRE / December 8, 2022 / ARC Document Solutions, Inc. (NYSE:ARC) on Thursday announced that its board of directors declared a quarterly cash dividend of $0.05 per share. The dividend is payable February 28, 2023 to shareholders of record as of January 31, 2023. The ex-dividend date will be January 30, 2023.

About ARC Document Solutions (NYSE:ARC)
ARC provides specialized digital printing and document imaging and scanning services for visual communicators in a diverse range of industries and professions. Today, with more than 140 service centers in North America and in select locations around the world, ARC delights its customers with every image it captures and every document it produces. To find out more, follow ARC at www.e-arc.com.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

SOURCE: ARC Document Solutions